Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Healthcare Services Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Healthcare Services Group, Inc. on Form S-3 (File No. 333-108182, effective August 22, 2003) and on Forms S-8 (File No. 333-92835, effective December 15, 1999, File No. 333-184612, effective October 26, 2012, File No. 333-234338, effective October 25, 2019 and File No. 333-240096, effective July 24, 2020).

/s/ GRANT THORNTON LLP

New York, New York
February 17, 2023